Exhibit 5
Opinion and Consent of Vorys, Sater, Seymour and Pease LLP
December 11, 2006
A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333

Re:	A. Schulman, Inc.— Registration Statement for Offering of 4,572,851 Shares of Common Stock
Dear Ladies and Gentlemen:
     We have acted as counsel to A. Schulman, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,572,851 shares of Common Stock, $1.00 par value, of the Company (the “Shares”) for issuance pursuant to the A. Schulman, Inc. 2006 Incentive Plan (the “2006 Plan”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed such documents, records and matters of law as we have deemed necessary for purposes of this opinion letter. Based on such review, we are of the opinion that, if, as and when Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of the 2006 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.
     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2006 Plan, or the Shares issuable under the 2006 Plan.
Very truly yours,
/s/ VORYS, SATER,
SEYMOUR AND PEASE LLP